UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2007

Home Federal Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2007, Home Federal Bancorp (the “Company”) and its wholly owned subsidiary, HomeFederal Bank (the “Bank”), received and accepted the voluntary surrender and termination by John K. Keach, Jr. of Mr. Keach’s Employment Agreement with the Bank. Mr. Keach is the Chairman of the Board, President, and Chief Executive Officer of the Bank and the Company. The Employment Agreement, dated October 15, 1987, and as subsequently amended, provided for a three-year term of employment that was extended for an additional year on each anniversary of its effective date if the Bank’s Board of Directors determined to grant such extension. Mr. Keach’s current term under the Employment Agreement would have ended October 15, 2009, if the Employment Agreement had not been terminated. The Termination Agreement provides for the termination of the Employment Agreement effective as of January 23, 2007. In the Termination Agreement, Mr. Keach agrees to waive and release the Bank and Company and their officers, employees, directors and agents, or successors and/or assigns, from any claims, demands or causes of action arising out of or related to the Employment Agreement or its termination. Despite the termination of the Employment Agreement, Mr. Keach will continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company and the Bank.

A copy of the Termination Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Termination Agreement, dated January 23, 2007, among Home Federal Bancorp, HomeFederal Bank and John K. Keach, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 24, 2007	HOME FEDERAL BANCORP
	By:	/s/ John K. Keach
John K. Keach, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description	Location
10.1	Termination Agreement, dated January 23, 2007, among Home Federal Bancorp, HomeFederal Bank and John K. Keach, Jr.	Attached